EXHIBIT 99.1

PAST PRESIDENT OF FORD CREDIT JOINS LITHIA MOTORS BOARD OF DIRECTORS

MEDFORD, OR. July 14th, 2008 (Business Wire) - Lithia Motors (NYSE:LAD) today announced the appointment of A.J. Wagner to its Board of Directors. Mr. Wagner comes to the Company as the former President of Ford Motor Credit Company North America and a Vice-President of Ford Motor Company from 2003 - 2006. Prior to that, Mr. Wagner worked his way up through the Ford Motor organization over a career that spans back to 1973. Included in that tenure is a four-year period in Marketing & Sales for Ford Motor Company. He received his M.B.A. from the University of Detroit, and a B.S in Finance, summa cum laude, from the University of Wisconsin. Several community awards have been bestowed upon Mr. Wagner, including the 2006 Philip E. Benton Award from the Minority Dealer Association of 350 dealers for fostering diversity and taking support for minority dealers to a new level; was a Ford Executive Champion for his work with the United Way, Habitat for Humanity and for Heart Disease Research. Mr. Wagner currently sits on the Board of Directors and the Audit Committee for Walter Industries and recently joined the Advisory Board of Gold Mobile Group. He is President and CEO of AJ Wagner & Associates, LLC, a business consulting organization.

Lithia's Chairman and CEO, Sid DeBoer commented, "With Mr. Wagner's many years of experience in virtually every aspect of the auto industry, we know he will be invaluable to our company's direction and progress in the years to come. We look forward to what he can bring to the table for Lithia Motors."

Mr. Wagner will fill a vacancy on the Lithia Motors Board of Directors after health concerns prompted the effective resignation of Mr. William J. Young on July 11, 2008. Regarding Mr. Young's resignation, Sid DeBoer further commented, "We will miss Bill dearly. His contributions to our team since 1997 have resulted in spectacular growth and success. We wish him nothing but the best. Our entire organization thanks Bill for his years of service to Lithia Motors."

About Lithia
Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 110 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through the recently launched www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007.

Additional Information
 For additional information on Lithia Motors, contact the Investor Relations Department: (541) 618-5770 or log-on to: www.lithia.com - go to Investor Relations